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                                                                  EXHIBIT 11

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                       Three Months Ended March 31, 1997

Net income.......................................................  $  17,735
Effect of cumulative undeclared preferred stock dividends........   (395,291)
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                                                                   $(377,556)
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Average common shares outstanding................................  1,053,394
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Loss per common share............................................  $    (.36)
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